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                                                                   Exhibit 10.24

                             REINSURANCE AGREEMENT
                     (hereinafter called this "AGREEMENT")

                                    between

           MANUFACTURER'S INDEMNITY AND INSURANCE COMPANY OF AMERICA

                          (hereinafter called "MIICA")

                                      and

            NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                      (hereinafter called the "REINSURER")

In consideration of the mutual covenants hereinafter contained and upon the terms and conditions hereinafter set forth, the parties hereto agree as follows:


                                   ARTICLE I

                                      TERM

This AGREEMENT is effective at 12:01 a.m. eastern standard time, the 31st day March 1998.


                                   ARTICLE II

                                   TERRITORY

This AGREEMENT shall cover ULTIMATE NET LOSS occurring within the territorial limits provided by the POLICIES reinsured hereunder.


                                  ARTICLE III

                               BUSINESS REINSURED

A.  Name of Insured: Manufacturer's Indemnity Insurance Company of America

B. Coverage Period: 12:01 a.m. eastern standard time May 1, 1997 to 11:59 p.m. eastern standard time, March 31, 1998.

C. Coverage(s): Per Coverage as described in the POLICIES attached hereto, subject to per occurrence limits and a total aggregate limit as stated in
Article V of this AGREEMENT.


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                                   ARTICLE IV

                                  DEFINITIONS

A. The term "POLICIES" as used in this Agreement shall mean the Policies listed in Schedule A, which is attached hereto.

B. The term "LOSSES" as used in this AGREEMENT shall mean obligations to make payments to claimants under the POLICIES reinsured hereunder.

C. The term "LOSSES PAID" as used in this AGREEMENT shall mean LOSSES actually paid by or on behalf of MICCA.

D. The term "ALE" as used in this AGREEMENT shall have the same meaning as ALLOCATED LOSS ADJUSTMENT EXPENSE which shall include all court costs, fees and detective services; fees of independent adjusters or attorneys for investigation or adjustment of claims beyond initial investigation; cost of employing experts for preparation of maps, photographs, diagrams, chemical or physical analysis or for advice, opinion or testimony concerning claims under investigation, in litigation, or for which a Declaratory Judgment is sought; costs for legal transcripts of testimony taken at coroner's inquests, criminal or civil proceedings; costs for copies of any public records; costs of depositions and court reported or recorded statements, and any other similar fees, costs or expenses reasonably chargeable to the investigation, negotiation, settlement or defense of a claim or loss or to the protection and perfection of the subrogation rights of any insured covered by a policy issued hereunder. ALE shall not include fees for adjusters or attorneys who are employees of MICCA or its designated claims adjuster or fees for adjusters or attorneys on permanent retainer.

E. The term "ALE PAID" as used in this AGREEMENT shall mean ALE actually paid by or on behalf of MICCA.

F. The term "ULTIMATE NET LOSS" as used in this AGREEMENT shall mean LOSSES PAID plus ALE PAID, but salvages and all other recoveries, excluding recoveries under all reinsurance shall be deducted from ULTIMATE NET LOSS to arrive at the amount of liability, if any, attached hereunder.

All salvages, recoveries, or payments recovered or received subsequent to loss settlement hereunder, shall be applied as if recovered or received prior to any aforesaid settlement and all necessary adjustments shall be made by the parties hereto. Nothing in this clause shall be construed to mean that LOSSES PAID and ALE are not recoverable hereunder, until MICCA `s ULTIMATE NET LOSS has been ascertained.

G. The term "OUTSTANDING LOSS RESERVES" as used in this AGREEMENT shall mean LOSSES and ALE reported to MICCA which have been reserved but unpaid at any specified date.


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H. The term "IBNR" (Incurred But Not Reported) as used in this AGREEMENT shall mean a reserve for liability for future payment on LOSSES which have already occurred but have not yet been reported to MICCA and ALE applicable to such LOSSES and shall also include expected future developments of OUTSTANDING LOSS RESERVES.

I. The term "EXTRA CONTRACTUAL OBLIGATIONS" as used in this AGREEMENT shall mean damages awarded by a court against MICCA or the REINSURER that are outside the provisions of the POLICIES and such damages are due to MICCA or its designated representative's bad faith, fraud, or gross negligence in the handling of a loss.

J. The term "EXCESS OF POLICY LIMITS" as used in this AGREEMENT shall mean damages awarded by a court against MICCA in favor of an Insured, due to MICCA's or its designated representative's actual or alleged failure to settle a third party claim against the Insured within the POLICIES limits by reason of bad faith, fraud, or gross negligence.


                                   ARTICLE V

                                INSURING CLAUSE

1. MICCA hereby obligates itself to cede to the REINSURER and the REINSURER hereby obligates itself to accept as reinsurance One Hundred Percent (100%) of the ULTIMATE NET LOSS (subject to the restrictions of aggregate limit, coverage periods and ALE as stated below and excepting ULTIMATE NET LOSS specifically excluded under Article VI of this AGREEMENT) for those amounts for which MICCA is obligated under the POLICIES.

Coverage for ULTIMATE NET LOSS under this AGREEMENT shall be limited LOSSES PAID after the effective date of this AGREEMENT and to those expenses for ALE occurring or performed after the effective date of this AGREEMENT.

ULTIMATE NET LOSS under this AGREEMENT is subject to a per OCCURRENCE Limits and Policy Aggregate Limits as stated in Schedule A.

ULTIMATE NET LOSS under this AGREEMENT is subject to a Total Program Aggregate as specified in the Indemnity Agreement which is attached hereto.


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                                   ARTICLE VI

                                   EXCLUSIONS

This AGREEMENT does not cover:

A. Any risk not covered by the POLICIES.

B. EXTRA CONTRACTUAL OBLIGATIONS;

C. EXCESS OF POLICY LIMITS;

D. Any ex gratia payments.


                                  ARTICLE VII

                                    PREMIUM

The Premium due the REINSURER for the Reinsurance hereunder shall be thirty six million two hundred sixty nine thousand three hundred twenty one dollars ($36,269,321.00) and is due at the inception of this Agreement. Payment of Premium is a condition precedent to coverage under this AGREEMENT. The entire Premium is fully earned as of the inception date and is not subject to return or refund for any reason.


                                  ARTICLE VIII

                                     CLAIMS

The REINSURER agrees to abide by the loss settlements of MICCA, it being understood, however, that when so requested, MICCA will afford the REINSURER an opportunity to be associated with MICCA, at the expense of the REINSURER, in the defense of any claim or suit or proceeding involving this reinsurance, and that the REINSURER may cooperate in every respect in the defense or control of such claim, suit or proceeding.

The REINSURER agrees that the LOSS settlements of MICCA are to be considered as satisfactory proofs of LOSSES PAID. MICCA shall record and advise the REINSURER as provided in the REPORTS AND REMITTANCES ARTICLE below.


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                                   ARTICLE IX

                            REPORTS AND REMITTANCES

MICCA shall promptly notify the REINSURER of any event, development, accident, occurrence or "disaster" which might result in a claim against the REINSURER for which MICCA has established reserves in the amount of or in excess of two hundred fifty thousand dollars ($250,000).

In addition, claims involving the following injuries or issues shall be reported to the REINSURER immediately, regardless of any question of liability or coverage under the policy: (1) fatalities; (2) paraplegia and quadriplegia; (3) serious burns; (4) alleged brain damages or injuries; (5) amputation of an extremity; (6) loss of hearing, sight, taste or smell; (7) loss of use of or loss of function of vital organs; (8) multiple fractures; (9) cosmetic deformities; (10) birth injuries; (11) all suits against MICCA alleging EXTRA CONTRACTUAL OBLIGATION or EXCESS OF POLICY LIMITS exposure.

MICCA shall furnish to the REINSURER within 15 days after the end of each annual quarter the following information:

1. Current accounts of the Gross and Net LOSSES PAID and Outstanding LOSSES, including separately ALE.

2. A current statement of account indicating ULTIMATE NET LOSS due from the REINSURER.

MICCA shall also periodically update and furnish to the REINSURER such other reports or information as may reasonably be required by the REINSURER and reasonably available to MICCA.

The REINSURER shall directly remit to MICCA amounts due for ULTIMATE NET LOSS, within thirty business days after receiving the statement of account.

The reporting obligations under this section shall terminate at such date on which the parties mutually agree that all losses under the POLICIES reinsured hereunder have been paid or otherwise adjusted and closed, and there is no further possibility that any future claims may arise (all applicable statutes of limitation have expired); provided, however, that if thereafter any claim under the reinsured POLICIES should be newly asserted or reopened, the obligations under this section shall be reactivated by the parties and shall continue to apply until such newly asserted or reopened claim(s) shall be finally adjudicated.


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                                    ARTICLE X

                              ERRORS AND OMISSIONS

Any inadvertent error, omission or delay in complying with the terms and conditions of this AGREEMENT shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, provided such delay, omission or error is rectified immediately upon discovery.


                                   ARTICLE XI

                                   INSPECTION

MICCA shall place at the disposal of the REINSURER, and the REINSURER shall have the right to inspect, at all reasonable times, through its authorized representatives, all books, records and papers of MICCA in connection with the reinsurance hereunder, or any claims in connection herewith.


                                  ARTICLE XII

                           FOLLOW THE FORTUNES CLAUSE

The REINSURER's liability shall attach simultaneously with that of MICCA and shall be subject in all respects to the same risks, terms, conditions, interpretations, waivers, and to the same modification, alterations and cancellations of the POLICIES, the true intent of this AGREEMENT being that the REINSURER shall, in every case to which this AGREEMENT applies, follow the underwriting fortunes of MICCA.

Nothing shall in any manner create any obligations or establish any rights against the Reinsured in favor of any third parties or any person not a party to this AGREEMENT.


                                  ARTICLE XIII

                                   INSOLVENCY

In the event of the insolvency of MICCA, all sums payable by the REINSURER under this AGREEMENT shall be payable directly to MICCA or to its liquidator, receiver, administrator or conservator on the basis of the liability of MICCA under the AGREEMENT without diminution because of the insolvency of MICCA or because the liquidator, receiver, administrator or conservator of MICCA has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, administrator or conservator of MICCA shall give written notice to the REINSURER of the pendency of all claims against MICCA indicating the policy reinsured, where any such claims would involve a possible liability on the part of the REINSURER within a reasonable time after


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such claim is filed in the administration, conservation or liquidation proceeding or in the receivership and that during the pendency of such claim the REINSURER may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to MICCA or its liquidator, receiver, administrator or conservator. The expense thus incurred by the REINSURER shall be chargeable, subject to the approval of the Court, against MICCA as part of the expense of administration, conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to MICCA solely as a result of the defense undertaken by the REINSURER.

Where two or more REINSURERS are involved in the same claim and a majority in interest elect to interpose any defense to such claim, the expense shall be apportioned in accordance with the terms the reinsurance contracts as though such expense had been incurred by MICCA.

As to all reinsurance made, ceded, renewed or otherwise becoming effective under this AGREEMENT, sums payable by the REINSURER under this AGREEMENT shall be payable as set forth above by the REINSURER to MICCA or to its administrator, conservator, liquidator or statutory successor, except as provided by Section 4118 of the New York Insurance Law or except (a) where any underlying contract of insurance or reinsurance specifically provides another payee in the event of the insolvency of MICCA and (b) where the REINSURER with the consent of the direct insured(s) has assumed such policy obligations of MICCA as direct obligations of the REINSURER to the payees under such POLICIES and in substitution for the obligations of MICCA to such payees.


                                  ARTICLE XIV

                               ARBITRATION CLAUSE

All disputes or differences arising out of the interpretation of this AGREEMENT shall be submitted to the decision of two (2) Arbitrators, one to be chosen by each party, and in the event the Arbitrators fail to agree, to the decision of an Umpire to be chosen by the Arbitrators. The Arbitrators and Umpire shall be disinterested active or retired executive officials of Fire or Casualty Insurance or Reinsurance Companies. If either of the parties fails to appoint an Arbitrator within one (1) month after being required by the other party in writing to do so, or if the Arbitrators fail to appoint an Umpire, within one
(1) month of a request in writing by either of them to do so, such Arbitrator or Umpire, as the case may be, shall at the request of either of them to do so, such Arbitrator or Umpire, as the case may be, shall at the request of either party be appointed by a Judge of the State Court of New York.

The Arbitration proceedings shall take place New York, New York. The applicant shall submit its case within one (1) month after the appointment of the Court of Arbitration, and the respondent shall submit his reply within one (1) month after receipt of a claim. The Arbitrators and Umpire are relieved from all judicial formality and may abstain from following the strict rules of law.


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The Arbitrators and the Umpire shall not award punitive damages. They shall settle any dispute under this AGREEMENT according to an equitable rather than a strictly legal interpretation of its terms and their decision shall be provided to the parties in writing and shall be final and not subject to appeal. Judgement may be entered upon the award of the Arbitrators in any court having jurisdiction thereof.

Each party shall bear the expenses of its Arbitrator and shall jointly and equally share with the other the expense of the Umpire and of the Arbitration.

This Article shall survive the termination of this AGREEMENT.


                                   ARTICLE XV

                                  TERMINATION

This Agreement will terminate upon execution of an Assumption Agreement of MIICA's policies by National Union Fire Insurance Company of Pittsburgh, PA.


                                  ARTICLE XVI

                                    RESERVES

The REINSURER will maintain legal reserves for OUTSTANDING LOSS RESERVES, IBNR, and future ALE.

                                  ARTICLE XVII

                                     OFFSET

The REINSURER shall have the right to offset any balance(s) due from MICCA under this AGREEMENT. The REINSURER may exercise such right at any time whether the balance(s) due are on account of premiums or losses or otherwise.


                                 ARTICLE XVIII

                                     NOTICE

Any notice or other communication required to be given hereunder shall be effective only if in writing and shall be deemed sufficiently given only if sent to the respective address shown below unless a change in address is received by the notifying party.


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NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
attn: Risk Finance
Operations Unit
70 Pine Street, 5th Floor
New York, NY 10270

MANUFACTURER'S INDEMNITY AND INSURANCE COMPANY OF AMERICA
5775 Flatiron Parkway
Suite 205
Boulder, Colorado 80301
Attn:   Nancy Schwencke


                                  ARTICLE XIX

                                   WARRANTIES

By accepting this Policy, the Insured agrees:

A. The statements in the Application and any other attached agreements or endorsements, are accurate and complete. Those statements are based upon representations MICCA has made to the REINSURER;

B. The loss portfolio submission package (including but not limited to, loss data, historical incurred and paid loss triangles and historical claim count triangles) provided by MICCA or the named insured under the POLICIES to the REINSURER was prepared in good faith and on the basis of assumptions, methods, data, tests and information believed by MICCA or the named insured to be valid and accurate in all materials respects at the time such projections were furnished to the REINSURER. Furthermore, MICCA and the named insured represent that the loss portfolio submission package included loss data information that accurately reflects the most current loss data for ULTIMATE NET LOSS within the Coverage Period.

C. The REINSURER has issued this Policy in reliance upon the MICCA'S representations.


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                                   ARTICLE XX

                                 MISCELLANEOUS

A. This AGREEMENT shall not be deemed to give any right or remedy to any third party whatsoever unless said right or remedy is specifically granted to such third party by the terms hereof.

B. This AGREEMENT shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

C. Nothing contained in this AGREEMENT shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provisions(s) of this AGREEMENT and any statute, law, ordinance or regulation contrary to which the parties hereto have no legal right to contract, the latter shall prevail; provided, however, that in such event the provision(s) of this AGREEMENT so affected shall be curtailed and limited only to extent necessary to permit compliance with the minimum legal requirement, and no other provisions of this AGREEMENT shall be affected thereby, and all such other provisions of this AGREEMENT shall continue in full force and effect.

D. This AGREEMENT contains the full and complete understanding and agreement between the parties hereto with respect to the subject matter hereof, and the parties acknowledge that neither is entering into this AGREEMENT in reliance upon any term, condition, representation or warranty not stated herein and that this AGREEMENT replaces any and all prior agreements whether oral or written, pertaining to the subject matter hereof.

E. Any capitalized terms used but not defined herein shall have the same meaning as defined in the POLICIES.

F. Whenever the text hereof requires the use of a singular or plural term it shall include the appropriate plural term as the text of the instrument requires.

G. All changes to this AGREEMENT must be in writing and agreed to by the parties.

H. This AGREEMENT shall be governed by the laws of the State of New York and the parties hereto do irrevocably submit to the non-exclusive jurisdiction of the Courts in the State of New York and to the extent permitted by law the parties expressly waive all rights to challenge or otherwise limit such jurisdiction.

I. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.



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IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed by their duly authorized representatives 31st day of March, 1998.


NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.


By:  /s/
    -----------------------------------------------

Title:
       --------------------------------------------

Address: 70 Pine Street New York, New York 10270
         ------------------------------------------


and in       ,       , this        day of        , 19  .
       ------  ------       ------        -------    --


MANUFACTURER'S INDEMNITY AND INSURANCE COMPANY OF AMERICA

By:  /s/
    -----------------------------------------------

Title:
       --------------------------------------------

Address:
         ------------------------------------------


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                                                                    SCHEDULE "A"


                           PRODUCT LIABILITY POLICIES
                                                   EACH         AGGREGATE
POLICY NO.              POLICY PERIOD           OCCURRENCE       LIMITS
-------------------------------------------------------------------------------
MC 15188        May 1, 1988 to May 1, 1989       $250,000       1988 to
                                                                $1MM
-------------------------------------------------------------------------------
MC 15188-1      May 1, 1989 to May 1, 1990       $250,000       1989 to 1990
MC 15188-2      May 1, 1989 to May 1, 1990       $250,000       $1MM
MC 15188-3      May 1, 1989 to May 1, 1990       $250,000
MC 15188-4      May 1, 1989 to May 1, 1990       $250,000
-------------------------------------------------------------------------------
MC 15190-1      May 1, 1990 to May 1, 1991       $250,000       1990 to 1991
MC 15190-1      May 1, 1990 to May 1, 1991       $250,000       $1MM
MC 15190-3      May 1, 1990 to May 1 ,1991       $250,000
MC 15190-4      May 1, 1990 to May 1, 1991       $250,000
MC 15190-2      May 1, 1990 to May 1, 1991       $250,000
-------------------------------------------------------------------------------
MC 15191-1      May 1, 1991 to May 1, 1992       $250,000       1991 to 1992
MC 15191-3      May 1, 1991 to May 1, 1992       $250,000       $20MM
MC 15191-4      May 1, 1991 to May 1, 1992       $250,000
MC 15191-2      May 1, 1991 to May 1, 1992       $250,000
-------------------------------------------------------------------------------
MC 15192-1      May 1, 1992 to May 1, 1993      $1,000,000      1992 to 1993
MC 15192-4      May 1, l992 to May 1, 1993      $1,000,000      $25MM
MC 15192-2      May 1, 1992 to May 1, 1993      $1,000,000
MC 15192-3      May 1, 1992 to May 1, 1993      $1,000,000
-------------------------------------------------------------------------------
MC 15193-1      May 1, 1993 to May 1, 1994      $1,000,000      1993 to 1994
MC 15193-4      May 1, 1993 to May 1, 1994      $1,000,000      $25MM
MC 15193-2      May 1, 1993 to May 1, 1994      $1,000,000
MC 15193-3      May 1, 1993 to May 1, 1994      $1,000,000
-------------------------------------------------------------------------------
MC 15194-1      May 1, 1994 to May 1, 1995      $1,000,000      1994 to 1995
MC 15194-4      May 1, 1994 to May 1, 1995      $1,000,000      $30MM
MC 15194-3      May 1, 1994 to May 1, 1995      $1,000,000
-------------------------------------------------------------------------------
MC 15195-1      May 1, 1995 to May 1, 1996      $1,000,000      1995 to 1996
MC 15195-4      May 1, 1995 to May 1, 1996      $1,000,000      $30MM
MC 15195-3      May 1, 1995 to May 1, 1996      $1,000,000
-------------------------------------------------------------------------------
MC 15196-1      May 1, 1996 to May 1, 1997      $1,000,000      1996 to 1997
MC 15196-4      May 1, 1996 to May 1, 1997      $1,000,000      $30MM
-------------------------------------------------------------------------------
MC 15197-1      May 1, 1997 to March 31, 1998   $1,000,000      1997 to 1998
MC 15197-4      May 1, 1997 to March 31, 1998   $1,000,000      $30MM
MC 15197-4      May 1, 1997 to March 31, 1998   $1,000,000
-------------------------------------------------------------------------------
  PPL011        November 1, 1988 to Continuous    policies      $25,000,000
-------------------------------------------------------------------------------
  PPLO21        November 1, 1989 to Continuous    policies      $5,000,000
-------------------------------------------------------------------------------
  PPL03l        November 1, 1989 to Continuous    policies      $5,000,000
-------------------------------------------------------------------------------